                                                                                               /-----------------------------------/
                                                                                               /OMB Approval                       /
-----------------------------------                                                            /-----------------------------------/
   FORM 4                                       U. S. SECURITIES AND EXCHANGE COMMISSION       /OMB Number:    3235-0287           /
-----------------------------------                                                            /Expires:       January 31, 2005    /
                                                        Washington, D. C. 20549                /Estimated average burden           /
                      -------------                                                            /                                   /
Check this box if no                                                                           /hours per response....0.5          /
                      -------------                                                            /-----------------------------------/
longer subject to
Section 16. Form 4 or Form 5              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
obligations may continue.
See Instruction 1(b)

          Filed pursuant to Section 16 (a) of the Securities Exchange Act of 1934, Section 17 (a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1.  Name and Address of Reporting Person      2. Issuer Name and Ticker or Trading Symbol         6.  Relationship of Reporting
                                                                                                      Person to Issuer
Bilzin               Brian           L.       LNR Property Corporation  /  LNR                        (Check all applicable)
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   (Last)          (First)        (Middle)    3. IRS Identification        4.  Statement for       X   Director       ____ 10% Owner
                                                                                                  ----
2500 First Union Financial Center                Number of                     Month/Year         ____ Officer (give  ____  Other
                                                                                                                           (specify
---------------------------------------------
            (Street)                             Reporting Person, if          Apr-02                      title below)     below)
                                                                          -----------------------
Miami          FL                 33131          an entity                 5.  If Amendment, Date
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  (City)        (State)        (Zip)             (voluntary)               of Original (Mo./Yr.)  7.  Individual of Joint/Group
                                                                                                      Filing
                                                                                                        X   Form filed by One
                                                                                                       ---
                                                                                                            Reporting Person
                                                                                                       ___  Form filed by More than
                                                                                                            One Reporting Person
                                              --------------------------------------------------------------------------------------
                                                             Table I -- Non-Derivative Securities Acquired, Disposed of, or
                                                                        Beneficially Owned
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1.  Title of Security         2.  Trans-        3.  Transaction Code           4. Securities Acquired
     (Instr. 3)                   saction             (Instruction 8)          (A) or Disposed of (D)
                                  Date                                           (Instr. 3, 4, and 5)
                                             ---------------------------------------------------------
                               (Mo/Day/Yr)              Code /  V             Amount / A or D / Price
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Common Stock                     04/10/02                       X              1,000 / A / 19.78125
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Common Stock                        N/A                       N/A                     N/A
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Common Stock                        N/A                       N/A                     N/A
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Common Stock                        N/A                       N/A                     N/A
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
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  5 .   Amount of Securities                 6.  Ownership              7. Nature of
        Beneficially Owned at                    Form:  Direct             Indirect
        End of Month                             (D) or Indirect        Beneficial
         (Instr. 3 and 4)                          (Instr. 4)           Owner (4)
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
                        14,700                           D
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                           415                           I              By Spouse (1)
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                         1,000                           I              By Son (1)
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                           405                           I              By Son (1)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Resources)

(1) Reporting person denies beneficial ownership of these securities.

FORM 4 (continued)     Table II Derivative Securities Acquired, Disposed of,
                                    or Beneficially Owned
                   (e.g. puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative Security      2.  Conver-   3.  Transac-    4. Transac-       5. Number of          6. Date
     (Instr. 3)                            sion or      tion Date      tion Code         Derivative       Exercisable
                                           Exercise    (Month/Day     (Instr. 8)         Securities         and Exp-
                                           Price of    Year)                             Acquired         iration Date
                                           Deriv-                                         (A)  or          (Month/Day
                                           ative                                       Disposed of            Year)
                                           Security                                         (D)
                                                                                       Instr. 3,4,5

                                                                       Code / V        (A)      (D)       Exer/Expir.
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
Common Stock Options                       19.78125     4/10/2002          X           1,000 (D)      04-14-00 / 04-13-02
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Common Stock Options                        20.6875         N/A           N/A             N/A         04-12-01 / 04-11-03
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Common Stock Options                         27.96          N/A           N/A             N/A         04-11-02 / 04-10-04
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Common Stock Options                         36.37      4/10/2002          A           1,000 (A)      04-10-03 / 04-09-05
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
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           7. Title/Amt.           8. Price of     9. Number      10. Owner-    11. Nature
                     of             Derivative      of Deriv-      ship Form    of Indirect
             Underlying              Security         ative           of        Beneficial
             Securities             (Instr. 5)      Securities    Derivative     Ownership
           (Instr 3 & 4)                           Beneficially   Securities    (Instr. 4)
                                                      Owned      Beneficially
                                                      at End       Owned at
                                                     of Month       End of
            Title/Amt.                              (Instr. 4)       Month
          or # of shares                                          (Instr. 4)
--------------------------------------------------------------------------------------------
  Common Stock Options/  1,000          N/A                 -         D
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  Common Stock Options/  1,000          N/A             1,000         D
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  Common Stock Options/  1,000          N/A             1,000         D
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  Common Stock Options/  1,000          N/A             1,000         D
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

Explanation of Responses:

*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).

** International misstatements or ommissions of facts constitute Federal
   Criminal Violations.

   See 18 U. S. C. 1001 and 15 U. S. C. 78ff(a).

/s/ Brian L. Bilzin                     5/10/2002
-----------------------------------------------------
** Signature of Reporting Persons       Date
Brian L. Bilzin

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See instruction 6 for procedure.

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